                                                               Exhibit 23(p)(xv)

               EIC POLICY STATEMENT ON INSIDER & PERSONAL TRADING

SECTION I. POLICY STATEMENT ON INSIDER AND IMPROPER TRADING

Equity Investment Corporation (EIC) forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading". EIC's policy applies to every officer, director and employee and extends to activities within and outside their duties at EIC. Every officer, director and employee must read and retain this policy statement. Any questions regarding EIC's policy and procedures should be directed to EIC's Compliance Officer, Ms. Joyce Michels.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. trading by an insider, while in possession of material nonpublic information, or

2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

3. communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult EIC's Compliance Officer.

1. WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, EIC could become a temporary insider of a company for which it provides services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter vs. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3. WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4. BASIS FOR LIABILITY

i. Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks vs. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

ii. Misappropriation Theory

Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5. PENALTIES FOR INSIDER TRADING

Penalties for trading on or communication material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

* civil injunctions

* treble damages

* disgorgement of profits

* jail sentences

* fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

* fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by EIC, including dismissal of the persons involved.

SECTION B. POLICY STATEMENT ON IMPROPER PERSONAL TRADING

"Front-running" is the advance buying or selling with the knowledge of research recommendations to be made, or substantial orders from customers, due to be executed in the market. Front-running gives the employee substantial advantages over the customer and is therefore prohibited.

1.       PROHIBITED TRANSACTIONS

         (a) No EIC employee shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1. Please refer to the applicable trading restrictions on the chart attached hereto as Appendix 1."

         (b)      Except as otherwise provided, no employee shall:

                  (i) purchase or sell, directly or indirectly, any security in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which at the time of such purchase or sale:

                           (A) is being considered for purchase or sale by EIC

                           (B)      is being purchased or sold by the EIC;

                  (ii) disclose to other persons the securities activities engaged in or contemplated for the various portfolios of EIC;

                  (iii) buy or sell a security before EIC has completed any planned purchase or sale of such security for all EIC client accounts;

                  (iv) seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to EIC . For the purposes of this provision, the following gifts will not be considered to be in violation of this section:

                           (A)      an occasional meal;

                           (B) an occasional ticket to a sporting event, the theater or comparable entertainment, or

                           (C) a holiday gift of fruit or other foods; provided, however, that such gift is made available to all members of the recipient's department; or

                  (v) trade on or communicate material non-public information, or "inside information" of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

         (c)      Additionally, no employee shall:

                  (i) acquire directly or indirectly any beneficial ownership in any securities in an IPO; or

                  (ii) purchase any securities in a Limited Offering or Private Placement without prior notification to and receipt of approval from EIC.

                  (iii) purchase and sell, or sell and purchase, the same security owned by EIC or its clients within sixty
                           (60) calendar days, and shall be required to disgorge any profits realized from such short-term trading; or

                  (iv) serve on the board of directors of any publicly traded company without prior authorization from EIC.

2.       EXEMPTED TRANSACTIONS

         The prohibitions of Sections 1(b), and 1(c) shall not apply to:

         (d) purchases or sales effected in any account over which the employee has no direct or indirect influence or control;

         (e) purchases which are part of an automatic dividend reinvestment plan;

         (f) purchases or sales which are part of a systematic investment plan whereby assets are moved from one type of account to another, provided such accounts, together with the related security transactions, do not include securities owned by EIC or its client accounts.;

         (g) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

         Notwithstanding these general exemptions, the SEC has full authority to examine all personal securities transactions to determine any violation of federal securities laws.

Violations of this Policy Statement on Improper Personal Trading constitute grounds for trade cancellations and other sanctions, including dismissal of the persons involved if violations are repeated or deemed to be willful.

            PROCEDURES TO IMPLEMENT EIC'S INVESTMENT ADVISER'S POLICY

The following procedures have been established to aid the officers, directors and employees of EIC in avoiding insider trading, and to aid EIC in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of EIC must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult EIC's Compliance Officer.

1. IDENTIFYING INSIDE INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by EIC, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

    i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

    ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

    i.   Report the matter immediately to EIC's Compliance Officer.

    ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by EIC.

    iii. Do not communicate the information inside or outside EIC, other than to EIC's Compliance Officer.

    iv. After EIC's Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2. PERSONAL SECURITIES TRADING

All officers, directors and employees of EIC shall obtain clearance from EIC's Compliance Officer prior to effecting any securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director of employee), or trusts of which they are trustees or in which they have a beneficial interest are parties. EIC's Compliance Officer shall promptly notify the officer, director or employee of clearance or denial of clearance to trade. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing within 24 hours of the verbal notification using EIC's Buy/Sell Request Form.

After undertaking the approved transaction, the officer, director or employee will provide a report to EIC's Compliance Officer, including the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to EIC's Compliance Officer. These trade confirmations must be provided no later than 10 days following the last day of the quarter during which the transaction occurred.

EIC's Compliance Officer shall follow the same procedures outlined above, except clearance for his or her transactions will be obtained from Mr. W. Andrew Bruner.

As required by SEC Rule 17j-1 under the Investment Company Act, you must also provide EIC with the following:

      1) An INITIAL HOLDINGS report no later than 10 days after becoming an Employee of EIC. The report must list: a) the name, number of shares and principal amount of each security owned directly or indirectly at the time you first become an employee; b) the name of any broker, dealer or bank with which each Affiliated Account maintained an account in which any securities were held; and c) the date the report was submitted

      2) A QUARTERLY TRANSACTIONS report no later than 10 days after the end of each calendar quarter detailing each transaction in a Covered Security in any Affiliated Account during the quarter. The report must list: a) the date, security name, interest rate and maturity (if applicable), number of shares, nature of transaction (i.e. purchase, sale, exchange, etc.), price and principal amount; b) name of the broker, dealer or bank with or through which the transaction was effected; and c) the date the report was submitted. You must also list with respect to any Affiliated Account you established in which any securities were held during the quarter: d) the name of the broker, dealer or bank where the account was established, e) the date the account was established; and
         f) the date the report was submitted. (See Exhibit 5) No quarterly transaction report need be submitted if all the information in the report would duplicate information EIC is required to record under Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940.

         "Covered Security" means any Security defined under Section 2(a)(36) of the 1940 Act [see (m) below], except that the following types of securities are generally exempt from trading restrictions under this
         Code:

                  (i)      direct obligations of the Government of the United
                           States;

                  (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

                  (iii) shares issued by open-end investment companies registered under the 1940 Act.

      3) An ANNUAL HOLDINGS report due no later than 30 days after July 31st each year. The report must list: a) the name, number of shares and principal amount of each Covered Security held in an Affiliated Account on July 31st; b) the name of any broker, dealer or bank with which an Affiliated Account in which any securities were held on July 31st is maintained; and c) the date the report was submitted.

Affiliated Accounts over which an Employee has no direct or indirect influence or control need not be included in the foregoing reports.

3. VIOLATIONS REPORTING

Based upon a review of such reports, statements, confirmations and other documents, EIC's Compliance Officer shall prepare a report of possible policy violations, which shall be submitted to EIC's President.

3. RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within EIC, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed.

4. RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with EIC's Compliance Officer before trading or communication the information to anyone.

5. ACKNOWLEDGEMENT

I have read and understand EIC's Policy Statement on Insider Trading, and the foregoing procedures and will comply in all respects with such procedures.

_____________________________________                ________________
Name                                                 Date

                                                                    APPENDIX "1"

                            SUMMARY OF RULE 17j-1(b)

IT IS UNLAWFUL FOR:

         any affiliated person of, or principal underwriter for, a registered investment company ("a Fund"), or

- any affiliated person of an investment adviser of, or of a principal underwriter for, a Fund,

in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired (see definition below) . . . by the Fund:

(1)      to employ any device, scheme or artifice to defraud the Fund;

(2) to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)      to engage in any manipulative practice with respect to the Fund.

NOTE:

For purposes of Rule 17j-1, a "security held or to be acquired" by a Fund means:

         (i) any Covered Security within the meaning of the Rule (see the definition of the term "Covered Security" in this Code) which, within the most recent 15 days:

                  -        is or has been held by the Fund; or

                  - is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

         (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.